Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction of incorporation or organization

ATIF LIMITED (亞洲时代國際金融有限公司)	Hong Kong

Huaya Consultant (Shenzhen) Co., LTD.	PRC

Qianhai Asia Era (Shenzhen) International Financial Services Co., LTD. (前海亚洲时代 (深圳) 国际金融服务有限公司)	PRC